Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108149 of WPP Group plc on Form S-8 of our report dated June 2, 2004 relating to the statement of net assets available for benefits of the Hill and Knowlton Retirement and 401(k) Savings Plan as of December 31, 2003, appearing in this Annual Report on Form 11-K of the Hill and Knowlton Retirement and 401(k) Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 24, 2005